SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

_______________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

_______________________________

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

EMAGIN CORPORATION

______________________________________________________________________________________

(Name of Registrant as Specified In Its Charter)

______________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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eMagin Corporation

2017

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

_______________________

May 25, 2017

at 9:00 a.m. Eastern Time

_______________________

620 Eighth Avenue, 26th Floor
New York, New York 10018

eMagin Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 25, 2017

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of eMagin Corporation (“eMagin” or the “Company”) will be held at the offices of Goodwin Procter LLP at The New York Times Building, 620 Eighth Avenue, New York, New York 10018, on Thursday, May 25, 2017, at 9:00 a.m. Eastern Time, to consider the following proposals:

1.       To elect the seven director nominees named in the Proxy Statement to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.       To ratify the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017;

3.       To approve the Company’s 2017 Stock Option and Incentive Plan;

4.       To conduct a non-binding, advisory vote to approve the compensation of our named executive officers; and

5.       To act on such other matters as may properly come before the meeting or any adjournment thereof.

BECAUSE OF THE SIGNIFICANCE OF THESE PROPOSALS TO THE COMPANY AND ITS STOCKHOLDERS, IT IS VITAL THAT EVERY STOCKHOLDER VOTE AT THE ANNUAL MEETING IN PERSON OR BY PROXY.

These proposals are fully set forth in the accompanying Proxy Statement which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote “FOR” Proposals 1 – 4. A list of all stockholders entitled to vote at the Annual Meeting will be available at the principal office of the Company during usual business hours for examination by any stockholder for any purpose germane to the Annual Meeting for 10 days prior to the date thereof. Stockholders are cordially invited to attend the Annual Meeting. If you plan to attend the Annual Meeting in person, please be sure to bring your proxy card and photo identification. However, whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please sign, date, and return promptly the enclosed Proxy in the accompanying postpaid envelope we have provided for your convenience to ensure that your shares will be represented.

You may wish to provide your response by telephone or electronically through the Internet by following the instructions set out on the enclosed Proxy card. If you do attend the meeting and wish to vote your shares personally, you may revoke your Proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 25, 2017. In addition to the copies you have received, the Proxy Statement and our 2016 Annual Report on Form 10-K to Stockholders are available at: http://www.cstproxy.com/emagin/2017.

By Order of the Board of Directors

/s/ Jill J. Wittels
Jill J. Wittels
Chair of the Board of Directors

WHETHER OR NOT YOU PLAN ON ATTENDING THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR VOTE IS COUNTED.

eMagin Corporation
2070 Route 52
Hopewell Junction, NY 12533
(845) 838-7900

_____________________

PROXY STATEMENT

_____________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of eMagin Corporation (“eMagin” or the “Company”) to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) which will be held at the offices of Goodwin Procter LLP at The New York Times Building, 620 Eighth Avenue, New York, New York 10018 on Thursday, May 25, 2017, at 9:00 a.m. Eastern Time, and at any postponements or adjournments thereof. The proxy materials will be furnished to stockholders on or about April 25, 2017. If you require directions to the Annual Meeting please email Jeffrey P. Lucas at jlucas@emagin.com.

REVOCABILITY OF PROXY AND SOLICITATION

Any stockholder executing a proxy that is solicited hereby has the power to revoke it prior to the voting of the proxy. Revocation may be made by attending the Annual Meeting and voting the shares of stock in person, or by delivering to the Chief Financial Officer of the Company at the principal office of the Company prior to the Annual Meeting a written notice of revocation or a later-dated, properly executed proxy. Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile transmittal or electronic communications. No additional compensation will be paid for any such services. This solicitation of proxies is being made by the Company, which will bear all costs associated with the mailing of this Proxy Statement and the solicitation of proxies.

RECORD DATE

Stockholders of record at the close of business on April 13, 2017, will be entitled to receive notice of, attend and vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

eMagin Corporation has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Annual Meeting of Stockholders to be held on May 25, 2017, at 9:00 a.m. local time at the offices of Goodwin Procter LLP at The New York Times Building, 620 Eighth Avenue, New York, New York 10018. These materials have also been made available to you on the Internet. These materials describe the proposals on which the Company would like you to vote and also give you information on these proposals so that you can make an informed decision. We are furnishing our proxy materials on or about April 25, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

What is included in these materials?

These materials include:

•         this Proxy Statement for the Annual Meeting; and

•         the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

What is the proxy card?

The proxy card enables you to appoint Andrew G. Sculley, our Chief Executive Officer, and Jeffrey P. Lucas, our Chief Financial Officer, as your representatives at the Annual Meeting. By completing and returning a proxy card, you are authorizing these individuals to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting on the cover page of this Proxy Statement, including (i) the election of seven persons named herein as nominees for directors of the Company, to hold office subject to the provisions of the bylaws of the Company, until the next annual meeting of stockholders and until their successors are duly elected and qualified, (ii) ratification of the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017, (iii) approving the 2017 Stock Option and Incentive Plan and (iv) a non-binding, advisory vote to approve the compensation of our named executive officers. In addition, management will report on the performance of the Company during fiscal year 2016 and respond to questions from stockholders.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the number of shares of common stock and Series B Convertible Preferred Stock (on an as-converted basis with the common stock) issued and outstanding on the record date will constitute a quorum permitting the meeting to conduct its business. As of the record date, there were 31,652,589 shares of eMagin common stock and 5,659 shares of Series B Convertible Preferred Stock, convertible into 7,545,333 shares of common stock, issued and outstanding. Each share of Series B Convertible Preferred Stock is entitled to voting rights equal to the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock. Thus, the presence of the holders of common stock and Series B Convertible Preferred Stock (on an as-converted basis with the common stock) representing at least 19,598,962  votes will be required to establish a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•         view the Company’s proxy materials for the Annual Meeting on the Internet;

•         request hard copies of the materials; and

•         instruct the Company to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Stockholder of Record

If on April 13, 2017, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares, and the Notice of Annual Meeting and Proxy Statement was sent directly to you by the Company. As the stockholder of record, you have the right to direct the voting of your shares by returning the proxy card to us. Whether or not you plan to attend the Annual Meeting, if you do not vote over the Internet, please complete, date, sign and return a proxy card to ensure that your vote is counted.

Beneficial Owner of Shares Held in Street Name

If on April 13, 2017, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other nominee holder, then you are considered the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting & Proxy statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a valid proxy from the organization.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote by any of the following methods:

•         Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the enclosed Proxy Card.

•         By Telephone. You may vote by calling the toll free number found on the Proxy Card.

•         By Mail. You may vote by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.

•         In Person. You may attend and vote at the Annual Meeting. The Company will give you a ballot when you arrive. You must bring valid photo identification such as your driver’s license or passport and may be requested to provide proof of stock ownership as of the record date.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name, you may vote by any of the following methods:

•         Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the enclosed Proxy Card.

•         By Telephone. You may vote by proxy by calling the toll free number found on the vote instruction form.

•         By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the pre-addressed, postage-paid envelope provided.

•         In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. You must bring valid photo identification such as your driver’s license or passport.

What are abstentions and broker non-votes?

While the inspector of elections will treat shares represented by proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, abstentions or “broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in any calculation of “votes cast.” However, abstentions and “broker non-votes” will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares.

Brokers holding shares of record for customers generally are not entitled to vote on “non-routine” matters, unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received voting instructions from its customers on a proposal. A “broker non-vote” occurs when a nominee holding uninstructed shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that non-routine matter. In connection with the treatment of abstentions and broker non-votes, the proposed ratification of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 is considered a “routine” matter. Accordingly, brokers are entitled to vote uninstructed shares with respect to this proposal. All other matters are considered non-routine matters and, accordingly, brokers do not have discretionary voting power with respect to such matters.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•         indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or

•         sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters, such as the ratification of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017, but cannot vote on non-routine matters, such as the other proposals presented in this Proxy Statement.

What are the Board’s recommendations?

The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•         for election of the seven directors nominated by the Company to hold office subject to the provisions of the Bylaws of the Company, until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•         for ratification of the appointment of RSM US LLP as the Company’s independent auditors for fiscal year 2017;

•         for approval of the 2017 Stock Option and Incentive Plan; and

•         for approval, on a non-binding, advisory basis, of the compensation of our named executive officers

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

How Are proxy materials delivered to households?

Only one copy of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2016 and this Proxy Statement will be delivered to an address where two or more stockholders reside with the same last name or who otherwise reasonably appear to be members of the same family based on the stockholders’ prior express or implied consent.

We will deliver promptly upon written or oral request a separate copy of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2016 and this Proxy Statement. If you share an address with at least one other stockholder, currently receive one copy of our Annual Report on Form 10-K and Proxy Statement at your residence, and would like to receive a separate copy of our Annual Report on Form 10-K and Proxy Statement for future stockholder meetings of the Company, please specify such request in writing and send such written request to eMagin Corporation, 2070 Route 52, Hopewell Junction, NY 12533; Attention: Chief Financial Officer.

Interest of Officers and Directors in Matters to Be Acted Upon

Except for the election to our Board of the seven nominees set forth herein, none of our officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting.

How much stock is owned by 5% stockholders, directors, and executive officers?

The following table sets forth the number of shares known to be beneficially owned by all persons who own at least 5% of eMagin’s outstanding common stock, the Company’s directors, the Company’s executive officers, and the directors and executive officers as a group as of April 13, 2017, unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Common Stock Beneficially Owned**	Percentage of Common Stock**
Stillwater Holdings LLC (f/k/a Stillwater LLC)(1)	15,984,159	40.86%
Ginola Limited(2)	4,980,693	14.72%
Rainbow Gate Corporation(3)	1,720,658	5.28%
Paul Cronson(4)	769,281	2.39%
Andrew G. Sculley(5)	554,929	1.74%
Jill J. Wittels(6)	529,817	1.65%
Stephen Seay(7)	504,310	1.57%
Leslie G. Polgar(8)	305,410	*
Christopher Brody(9)	219,728	*
Ellen Richstone(10)	146,655	*
Amalkumar Ghosh(11)	55,585	*
Oliver Prache(12)	36,181	*
Jeffrey P. Lucas(13)	44,750	*
Stephen Costello	—	0%
All executive officers and directors as a group (consisting of 11 individuals)	3,166,646	6.81%

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*         Less than 1% of the outstanding common stock

**       Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or preferred shares exercisable or convertible within 60 days of April 13, 2017 are deemed outstanding for computing the percentage of the person holding such option or warrant.

(1)      This figure represents: (i) 8,516,826 shares of common stock owned by Stillwater Holdings LLC (f/k/a Stillwater LLC), which includes 4,250,000 shares of common stock placed with Flat Creek Fiduciary Management LLC as trustee of a trust for the benefit of minor beneficiaries of the sole member of Stillwater Holdings LLC, in which the sole member of Stillwater Holdings LLC has investment control; 2,200,000 shares of common stock held by Stillwater Trust LLC in which the sole member of Stillwater Holdings LLC has investment control; and 783,325 shares of common stock owned by Rainbow Gate Corporation of which the sole member of Stillwater Holdings LLC is the investment manager; (ii) 6,314,666 shares of common stock underlying Series B Convertible Preferred Stock which includes 937,333 shares of common stock underlying Series B Convertible Preferred Stock held by Rainbow Gate Corporation of which the sole member of Stillwater Holdings LLC is the investment manager; and (iii) 1,152,667 shares underlying common stock warrants. The figure does not include 100,000 shares underlying common stock warrants which will become beneficially owned on September 24, 2017. Mortimer D. A. Sackler exercises sole voting power with respect to the shares held in the name of Stillwater Holdings LLC as sole member, Mortimer D. A. Sackler exercises sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager, Mortimer D. A. Sackler exercises sole voting power with respect to the shares held in the name of Stillwater Trust LLC as sole member and president and Mortimer D.A. Sackler has investment control with respect to the shares held in the name of Flat Creek Fiduciary Management LLC, as trustee; therefore Stillwater Holdings LLC is deemed to beneficially own the shares held by Rainbow Gate Corporation and Flat Creek Fiduciary Management LLC.

(2)      This figure represents: (i) 2,799,360 shares of common stock owned by Ginola Limited, which include: 783,325 shares of common stock held indirectly by Rainbow Gate Corporation; 78,478 shares of common stock owned by Mount Union Corp.; and 57,372 shares of common stock owned by Chelsea Trust Company Limited, as trustee (Ginola Limited disclaims beneficial ownership of the shares owned by Rainbow Gate Corporation, Mount Union Corp. and Chelsea Trust Company Limited, as trustee); and (ii) 173,333 shares underlying common stock warrants; and (iii) 2,008,000 shares of common stock underlying Series B Convertible Preferred Stock, which includes 937,333 shares of common stock underlying Series B Convertible Preferred Stock held by Rainbow Gate Corporation. Stillwater Holdings LLC (f/k/a Stillwater LLC) and Ginola Limited are beneficially owned by separate parties and therefore do not exert voting control over one another. However, the figure for Stillwater Holdings LLC includes the shares held by Rainbow Gate Corporation and the sole member of Stillwater Holdings LLC is the investment manager and sole director of Rainbow Gate Corporation that exerts voting control over such shares. Jonathan White, Philip Le Cornu and Joerg Fischer exercise shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited. Jonathan White, Joerg Fischer and Philip Le Cornu are the directors of Ginola Limited and exercise shared voting power with respect to the shares held in the name of Ginola Limited.

(3)      This figure represents 783,325 shares of common stock owned by Rainbow Gate Corporation and 937,333 shares of common stock underlying Series B Convertible Preferred Stock held by Rainbow Gate Corporation. Mortimer D. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation.

(4)      This figure represents 168,471 shares of common stock owned by Mr. Cronson, 440,810 shares of common stock underlying options, and 160,000 shares of common stock underlying Series B Convertible Preferred Stock held directly and indirectly by Paul Cronson. This includes (i) 13,294 shares of common stock held indirectly by a family member of Paul Cronson; and (ii) 155,177 shares of common stock and 160,000 shares of common stock underlying Series B Convertible Preferred Stock held indirectly by Navacorp III, LLC. Mr. Cronson exercises sole voting power with respect to the shares held in the name of Navacorp III, LLC.

(5)      This figure represents 288,800 shares of common stock owned by Andrew G. Sculley and 266,169 shares underlying options.

(6)      This figure represents shares underlying options.

(7)      This figure represents shares underlying options.

(8)      This figure represents shares underlying options.

(9)      This figure represents shares underlying options.

(10)    This figure represents shares underlying options.

(11)    This figure represents 20,585 shares of common stock owned by Amalkumar Ghosh and 35,000 shares underlying options.

(12)    This figure represents 181 shares of common stock owned by Olivier Prache and 36,000 shares underlying options.

(13)    This figure represents shares underlying options.

There are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer and other key executives, visits to the Company’s facilities, by reading the reports and other materials that we send them and by participating in Board and committee meetings. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Biographical information about our directors is provided in “Proposal No. 1 — Proposal for the Election of Seven Directors” on page 19. Except as set forth in this Proxy Statement, none of our directors held directorships in other reporting companies or registered investment companies at any time during the past five years.

Our Board currently consists of seven persons, all of whom have been nominated by the Company to stand for re-election.

Name	Age	Position
Christopher Brody(2)(3*)	48	Director
Paul Cronson(1)(4)	60	Director
Dr. Leslie G. Polgar(1)(3)(4)	73	Director
Ellen Richstone(1*)(2)	65	Director
Andrew G. Sculley	66	Chief Executive Officer, President, and Director
Brig. General Stephen M. Seay, U.S. Army (Ret.)(1)(2*)(3)	70	Director
Dr. Jill J. Wittels	67	Director, Chair of the Board

____________

(1)      Audit Committee

(2)      Governance & Nominating Committee

(3)      Compensation Committee

*         Committee Chair

Involvement in Certain Legal Proceedings

Pursuant to an Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Making Findings, and Imposing a Cease-and-Desist Order and Civil Penalty dated September 10, 2014 (the “Order”), the entry to which Mr. Cronson consented, the SEC found that Mr. Cronson had violated Section 16(a) of the Exchange Act and Rule 16a-3 promulgated thereunder by virtue of having failed to timely file a Form 4 reporting transactions in our Company’s securities on numerous occasions during the calendar years 2010 through 2013. The SEC ordered Mr. Cronson to (i) cease and desist from committing or causing any future violations Section 16(a) of the Exchange Act and Rule 16a-3 promulgated thereunder, and (ii) pay a civil money penalty in the amount of $47,250. Other than the foregoing, there are currently no legal proceedings, and during the past 10 years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

Board meetings during fiscal 2016

During 2016, the Board of Directors held six meetings. Each director attended all of the meetings of the Board and the all of the meetings held by all committees on which such director served. The Board also approved certain actions by unanimous written consent.

Committees established by the Board

The Board of Directors has standing Audit, Compensation, and Governance and Nominating Committees. Information concerning the function of each Board committee follows.

Audit Committee

The Audit Committee is responsible for overseeing management’s implementation of effective internal accounting and financial controls, supervising matters relating to audit functions, reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls, reviewing the results of our audit performed by the independent public accountants, and evaluating and selecting the independent public accountants. The Audit Committee has adopted an Audit Committee Charter which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www.emagin.com. The current members of the Audit Committee are Ellen Richstone (Chair), Paul Cronson, Leslie G. Polgar and Stephen M. Seay. The Board has determined that Ms. Richstone is an “audit committee financial expert” as defined by the SEC. During 2016, the Audit Committee held nine meetings in person or through conference calls.

Compensation Committee

The Compensation Committee determines matters pertaining to the compensation of our executive officers and outside directors and administers our stock option and incentive compensation plans. The Compensation Committee has adopted a Compensation Committee Charter which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www.emagin.com. The current members of the Compensation Committee are Christopher Brody (Chair), Leslie G. Polgar and Stephen M. Seay. During 2016, the Compensation Committee held 6 meetings in person or through conference calls.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for considering potential Board members, nominating Directors for election to the Board, implementing the Company’s corporate governance policies, and for all other purposes outlined in the Governance and Nominating Committee Charter, which is posted on our Corporate Governance landing page under the tab labeled “Investors” on our website at http://www.emagin.com. The current members of the Governance and Nominating Committee are Stephen M. Seay (Chair), Christopher Brody and Ellen Richstone. During 2016, the Governance and Nominating Committee held six meetings in person or through conference calls.

Nomination of Directors

As provided in its charter, the Governance and Nominating Committee is responsible for identifying individuals qualified to become directors. The Governance and Nominating Committee seeks to identify director candidates based on input provided by a number of sources including (1) the Governance and Nominating Committee members, (2) our other directors, (3) our stockholders, (4) our Chief Executive Officer or Chair of the Board, and (5) third parties such as service providers. In evaluating potential candidates for director, the Governance and Nominating Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

•         high personal and professional ethics and integrity;

•         the ability to exercise sound judgment;

•         the ability to make independent analytical inquiries;

•         a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and

•         the appropriate and relevant business experience and acumen.

The Governance and Nominating Committee will consider nominees recommended by stockholders if such recommendations are made in writing to the committee. The Governance and Nominating Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a stockholder or otherwise.

The Governance and Nominating Committee does not have a formal policy relating to diversity among directors. In considering new nominees and whether to re-nominate existing members of the Board, the committee seeks to achieve a Board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience. Among other items, the committee looks for a range of experience in strategic planning, sales, finance, executive leadership, industry and similar attributes.

At least a majority of the directors on the Board must be Independent Directors as this term is defined in the rules of the NYSE MKT LLC.

Board Leadership Structure and Role in Risk Oversight

The Company has separated the positions of Chair of the Board of Directors and Chief Executive Officer. Given the demanding nature of these positions, the Board believes it is appropriate to separate the positions of Chair and Chief Executive Officer. Our Chair presides over all meetings of the Board of Directors, including executive sessions of the independent directors which are held at each Board meeting. She briefs the Chief Executive Officer on issues arising in executive sessions and communicates frequently with him on matters of importance. She has responsibility for shaping the Board’s agenda and consults with all directors to ensure that the board agendas and board materials provide the Board with the information needed to fulfill its responsibilities. From time to time she may also represent the Company in interactions with external stakeholders at the discretion of the Board.

The Board of Directors has determined that each of our current directors, except for Mr. Sculley, is an “independent director” as that term is defined in the listing standards of the NYSE MKT LLC. The Board of Directors has also determined that each member of the Audit Committee, Compensation Committee and Governance and Nominating Committee meets the independence standards applicable to those committees prescribed by the NYSE MKT LLC and the SEC. In making this decision, the Board considered all relationships between the Company and the directors. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Our Board has overall responsibility for risk oversight. The oversight is conducted primarily through committees of the Board of Directors, as disclosed in each of the descriptions of each of the committees above and in the charters of each of the committees, but the full Board of Directors has retained responsibility for general oversight of risks.

Stockholder Communications

Stockholders requesting communication with directors can do so by writing to eMagin Corporation, c/o Chief Financial Officer, 2070 Route 52, Hopewell Junction, NY 12533 or emailing to jlucas@emagin.com. At this time we do not screen communications received and would forward any requests directly to the named director. If no director was named in a general inquiry, the Chief Financial Officer would contact either the Chair of the Board of Directors or the chairperson of a particular committee, as appropriate. We do not provide the physical address, email address, or phone numbers of directors to outside parties without a Director’s permission.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees including our Chief Executive Officer and Chief Financial Officer and principal accounting officer. The Code of Ethics and Business Conduct is posted on our website at http://www.emagin.com.

COMPENSATION OF DIRECTORS

The following table sets forth compensation information for our non-employee directors for the year ended December 31, 2016.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Christopher Brody	40,000	50,000	90,000
Paul Cronson	40,000	50,000	90,000
Leslie G. Polgar	40,000	50,000	90,000
Ellen Richstone	45,000	50,000	95,000
Stephen M. Seay	40,000	50,000	90,000
Jill J. Wittels	70,000	98,750	168,750

____________

(1)      Amounts in this column represent the grant date fair value of options granted to the non-employee directors during 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (referred to herein, as “FASB ASC Topic 718”). These amounts do not necessarily correspond to the actual value that may be realized by the non-employee directors. The assumptions made in valuing the options reported in this column are discussed in Note 10 to our financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)      The following table sets forth the aggregate number of shares of our common stock underlying unexercised stock options held as of December 31, 2016 by each of the persons who served as a non-employee director during 2016:

Number of Shares Underlying Options Outstanding as of December 31, 2016
Christopher Brody	204,393
Paul Cronson	425,475
Leslie G. Polgar	290,075
Ellen Richstone	131,320
Stephen M. Seay	488,975
Jill J. Wittels	499,529

Fees Earned or Paid in Cash

Board Retainer. Each Non-Employee Director, except the Chair, received an annual cash retainer of $40,000 for his or her service as a member of the Board of Directors in 2016. The Audit Committee Chair received an additional annual retainer of $5,000 for her service in such role in 2016.

Meeting Fees. Members of the Board of Directors do not receive any additional fees for meeting attendance.

Option Awards

Each Non-Employee Director, except the Chair, received equity compensation in the form of a stock option with a grant date fair value of $50,000 in 2016.

Chair of the Board

The Chair received an annual cash retainer of $70,000 and equity compensation in the form of a stock option with a grant date fair value of $98,750 in 2016.

2017 Non-Employee Director Compensation

On  April 20, 2017, the Compensation Committee approved the following 2017 compensation for Non-Employee Directors, excluding the Chair:

-    Annual Cash Retainer of $40,000

-    Stock Option with a grant date fair value of $50,000

-    No meeting fees

For service in 2017, the Chair will receive an annual cash retainer of $70,000 and a stock option with a grant grant date fair value $98,750. The Chair of the Audit Committee will receive an annual cash retainer of $5,000 in addition to the $40,000 annual cash retainer for service on the Board of Directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee, on behalf of our Board of Directors, serves as an independent and objective party to monitor and provide general oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm and our standards of business conduct. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter.

Our management is responsible for preparing our financial statements and managing our financial reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America. The Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of our financial reporting.

In this context, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2016 with management and with our independent registered public accounting firm. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the statement on PCAOB AS 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our annual financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from us and our management.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted by the Audit Committee,

Ellen Richstone, Chair

Paul Cronson

Leslie G. Polgar

Stephen M. Seay

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing of our Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The executive officers are appointed annually by our Board of Directors and hold office until their successors are elected and duly qualified unless otherwise specified in an individual’s employment agreement. There are no family relationships between any of our directors or executive officers. The current executive officers of the Company, and their ages as of April 13, 2017 are as follows:

Name	Age	Position
Andrew G. Sculley	66	Chief Executive Officer and President
Jeffrey P. Lucas	57	Chief Financial Officer and Chief Accounting Officer
Amalkumar Ghosh	62	Senior Vice President, Research and Development
Oliver Prache	57	Senior Vice President, Product Development
Stephen Costello	51	Senior Vice President, Strategic Partnerships

Biographical information regarding our executive officers as of April 13, 2017 is set forth below.:

Andrew G. Sculley became the Company’s Chief Executive Officer and President on June 1, 2008 and was appointed to the Board of Directors on November 2, 2009. Mr. Sculley served as the General Manager of Kodak’s OLED systems Business Unit and Vice President of Kodak’s Display Business from 2004 to 2008. From 2003 to 2006, he served on the Board of Directors of SK Display, a joint venture between Sanyo and Kodak. From 1996 to 2001, Mr. Sculley served as the Manager of Operations, Chief Financial Officer and member of the Board of Directors of Kodak Japan Ltd., where he led the effort to improve performance. Previously, he held positions in strategic planning and finance at Eastman Kodak Company. Mr. Sculley holds an M.B.A. from Carnegie-Mellon University, an M.S. in physics from Cornell University and a B.S. in physics from Stevens Institute of Technology. He attended Harvard University’s Advanced Management Program/International Senior Management Program while an executive at Kodak.

Jeffrey P. Lucas became the Company’s Chief Financial Officer on September 14, 2015. Mr. Lucas was the Chief Financial Officer and a member of the Board of Directors of Transfreight companies from 2013 to 2015. From 2010 to 2013, Mr. Lucas was the Managing Director of Neptune Advisors, LLC, a strategy consulting firm. From 2006 to 2010, he was the Chief Financial Officer of GPX International Tire Corporation. Mr. Lucas is a Certified Public Accountant and a Chartered Financial Analyst. He earned an M.B.A. from Harvard Business School and a B.A. in Economics from Tufts University.

Dr. Amalkumar Ghosh was appointed Senior Vice President of Research and Development in April 2009, after serving as Vice President of OLED Research and Development at the Company since 2005. He is responsible for new microdisplay technology development, government programs, intellectual property and manufacturing process engineering. Dr. Ghosh has more than thirty years of leading industrial research and development experience. From 2002 to 2005, he was at Eastman Kodak Company where he played a key role towards OLED display technology development. From 1995 to 2002, he was employed by the Company. His work during this period laid the foundations for OLED microdisplay technology. From 1985 to 1995, he was with IBM Corporation where he was a leader in various aspects of semiconductor and LCD display technologies. He has many publications and patents to his credit and has received numerous awards and recognitions from the Society for Information Display, including being nominated a Fellow of the Society. Dr. Ghosh was the President of the Society for Information Displays from 2014 to 2016. Currently, he is a board director for the society. Dr. Ghosh earned B.Sc and M.Sc degrees in physics from Poona University and a Ph.D. degree in Physics from Massachusetts Institute of Technology.

Olivier Prache was appointed Senior Vice President, Product Development in September 2012. His current responsibilities encompass managing OLED product development and product engineering. He served as Senior Vice President of Display Operations and Development from 2005 to 2012, after overseeing microdisplay product development at the Company since 1995 when he joined the Company’s predecessor, FED Corporation. He was employed by Philips-LCOS from 2002 until 2004 when he rejoined the Company. Prior to joining the Company’s predecessor in 1995, he worked for Pixtech in France and OIS Optical Imaging Systems in Troy, Michigan. He an M.S. degree in electronics from E.N.S.E.R.G., in Grenoble, France in 1983.

Stephen Costello was appointed Senior Vice President, Strategic Partnerships in September 2016. He has extensive experience in sales, partner development and marketing. He served from May 2015 to September 2016 as Vice President of Community Development for Aras Corp. From 2010 to 2014, he served as Head of Sales at SpaceClaim Corp. Steve has successfully commercialized military technology in Industrial, Enterprise and Consumer segments with multiple companies including BAE Systems and DigitalGlobe. He earned a B.S. in Marketing and Economics from Babson College and a M.S. in Marketing from Bentley University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

The objectives of our compensation program are as follows:

•         Attract, hire and retain well-qualified executives.

•         Reward performance that drives substantial increases in shareholder value, as evidenced through both future operating profits and increased market price of our common shares.

Compensation Setting Process

Role of Compensation Committee. The role of the Compensation Committee is to oversee the Company’s executive compensation strategy, oversee the administration of its executive compensation and its equity based compensation plans, review and approve the compensation of the Company’s CEO, and oversee the Company’s compensation plan for the Board of Directors. The Compensation Committee is comprised exclusively of independent outside directors and includes members with executive level experience in other companies. In addition, the Compensation Committee compares executive compensation practices of similar companies at similar stages of development.

Role of Compensation Consultant. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities Towers Watson, a global professional services company, was previously engaged by Compensation Committee to assist in the identification and selection of peer companies for purposes of comparing compensation practices and to provide guidance regarding the amount and types of compensation that we provide to our executives and Board of Directors, and on other compensation-related matters. In 2016, the Compensation Committee did not engage or receive services from Towers Watson or any other compensation consultant.

Role of Management. In setting compensation for 2017, our CEO worked closely with the Compensation Committee and attended the meetings of the Compensation Committee. Our CEO made recommendations to the Compensation Committee regarding compensation of our executive officers other than himself. No executive officer participated directly in the final deliberations regarding his own compensation package.

Use of Comparative Market Data. The Compensation Committee approved the 2016 peer group consisting of the following 17 companies. These companies were selected as peers based on their being in a similar industry, primarily manufacturers of electronic components or electronic equipment and instruments, and of a generally similar size, based mainly on revenue.

Clearfield, Inc.	Microvision Inc.
Digital Ally Inc.	Murata Manufacturing Co. Ltd.
Inrad Optics Inc	NVE Corporation
Intricon Corporation	SPI Energy Co., Ltd.
Kopin Corporation	Supertex, Inc.
LightPath Technologies Inc.	The LGL Group, Inc.
Luna Inc.	Universal Display Corporation
LRAD Corporation
Mercury Computer Systems, Inc.
Micropac Industries Inc.

Elements of Executive Compensation

The compensation level of our executives generally reflects their level of experience and is designed to provide an incentive to positively affect our future operating performance and shareholder value.

Base Salary. Base salary is the primary fixed element in the Company’s compensation program and is intended to provide an element of certainty and security to the Company’s executive officers on an ongoing basis. Base salaries are determined based on the executive’s level of experience, specialty and responsibility. Executive base salaries are reviewed on an annual basis by the Compensation Committee. Any increases in base salary are based on an evaluation of the individual’s performance, level of responsibility and, when such information is available, the level of pay compared to the salaries paid to persons in similar positions in the Company’s peer group or as shown in survey data.

Mr. Sculley’s base salary for 2016 was increased from $410,000 to $440,000, a 7.4% increase. Mr. Sculley’s base salary had not been increased since 2014. In 2016, Dr. Ghosh received an increase in his base annual salaries of 6.7% from $300,000 to $320,000 and Mr. Lucas received an increase in his base annual salary of 2.9% from $345,000 to $355,000. Dr. Ghosh had not received an increase in his base annual salary since 2014 and Mr. Lucas had not received an increase in his base annual salary since joining the Company in September 2015.

Equity. Part of the compensation paid to our executives is in the form of equity, which to date has been exclusively through stock option grants. The stock option exercise price is generally equal to the fair market value of our common stock on the date of grant. Therefore, a gain is only recognized if the value of the stock increases, which promotes a long term alignment between the interests of the Company’s executives and its stockholders. In 2016, the Compensation Committee awarded option grants to several employees and to the named executive officers. In addition, the time-based vesting features of our stock options contribute to executive retention. During 2016, the Compensation Committee awarded Mr. Sculley an option to purchase 150,000 shares of our common stock and an option to purchase 100,000 shares of common stock to each of Dr. Ghosh and Mr. Lucas.

Bonus. Our named executive officers are eligible to receive cash incentive awards that are tied to achieving performance metrics established by the Compensation Committee at the beginning of each year, with input from the Chief Executive Officer. Target bonuses for the named executive officers are set as a percentage of base salary. The program is funded by establishing a pool based on a percentage of annual EBITDA, which is then adjusted by an overall company performance modifier based on company performance to reach the final bonus pool. The program creates incentive for the named executive officers to direct their efforts toward achieving specified company goals and individual goals. For 2016 annual cash incentive bonuses, the Compensation Committee established goals related to the Company’s financial performance and attainment of strategic milestones and approved individual goals for executives. In 2016, we fell short of reaching the Company’s financial performance goals. Although we did not achieve the pre-determined financial performance and strategic milestone goals, we achieved other strategic milestones related to the development of certain technologies and attainment of certain production milestones and certain individual milestones were achieved. Accordingly, our named executive officers were awarded discretionary cash bonuses totaling $40,000 for 2016 performance.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in short-term or speculative transactions such as trading in eMagin stock on a short-term basis, purchasing eMagin stock on the margin or engaging in short sales.

Clawback Policy

Our Clawback Policy provides that the Company will seek to recover, under the direction of the Compensation Committee, any compensation paid to an executive officer of the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, through such deductions or clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement.

Summary Compensation Table

The following table sets forth information regarding compensation paid to our named executive officers for the years indicated.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards(1) ($)	All other compensation ($)	Total ($)
Andrew G. Sculley,	2016	426,692	10,000	183,015	—	619,707
President and Chief Executive Officer	2015	410,000	—	—	—	410,000
Amalkumar Ghosh,	2016	304,500	20,000	122,010	—	446,510
Senior Vice President, Research and Development	2015	295,000	—	—	—	295,000
Jeffrey P. Lucas,	2016	349,673	10,000	122,010	—	481,683
Chief Financial Officer and Chief Accounting Officer(2)	2015	92,855	—	71,108	13,000	176,963

____________

(1)      Amounts in this column represent the grant date fair value of options granted to the named executive officers during 2016, computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers. The assumptions made in valuing the options reported in this column are discussed in Note 10 to our financial statements for the year ended December 31, 2016, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)      Mr. Lucas was appointed Chief Financial Officer effective September 14, 2015. His annual base salary for 2015 was $345,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards held by our named executive officers as of December 31, 2016.

Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) Unexercisable	Options exercise price ($)	Option expiration Date
Andrew G. Sculley	25,796	(1)	—	1.94	March 3, 2017
	188,333	(2)	—	4.03	November 3, 2018
	22,000	(3)	—	3.59	March 13, 2017
	120,000	(4)	30,000	2.66	August 12, 2023
Amalkumar Ghosh	18,974	(1)		1.94	March 3, 2017
	15,000	(3)		3.59	March 13, 2017
	80,000	(4)	20,000	2.66	August 12, 2023
Jeffrey P. Lucas	25,000	(5)	50,000	2.50	September 14, 2020
	20,000	(4)	80,000	2.66	August 12, 2023

____________

(1)      The shares underlying this stock option vested as follows: one half of the shares vested on March 3, 2010 and one half vested on March 3, 2011.

(2)      The shares underlying this stock option vested as follows: one third on June 1, 2012; one third on June 1, 2013; and the balance on December 31, 2013.

(3)      The shares underlying these stock options vested as follows: one third of the shares vested on March 13, 2013 and one third of the shares vests on each of the following two anniversaries of March 13, 2013.

(4)      The shares underlying these stock options vest as follows: 20% of shares vested on the grant date of August 12, 2016 and 20% of the shares vest on each of the following four anniversaries of September 12, 2016.

(5)      The shares underlying this stock option vest as follows: one third of the shares vested on September 14, 2016 and one third of the shares vests on each of the following two anniversaries of September 14, 2016.

Employment Agreements

Employment Agreement with Andrew G. Sculley

On July 1, 2016, the Company and Andrew G. Sculley, Jr. entered into an Amended and Restated Employment Agreement (the “Sculley Employment Agreement. The term of the Sculley Employment Agreement will continue until December 31, 2018 unless it is terminated sooner pursuant to its terms. Mr. Sculley’s current annual base salary is $440,000.

If Mr. Sculley’s (i) employment is terminated without Cause (as defined in the Sculley Employment Agreement), (ii) employment is terminated or his position is significantly changed or salary decreased as a result of a Change of Control (as defined in the Sculley Employment Agreement) or (iii) if he terminates his employment for Good Reason (as defined in the Sculley Employment Agreement), then Mr. Sculley shall, at the Company’s sole discretion, be entitled to the lesser of (i) the total amount of his base salary that remains unpaid under the Sculley Employment Agreement, which shall be paid monthly, or (ii) monthly salary payments for twelve (12) months, based on Mr. Sculley’s monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump-sum. Payment by the Company of the foregoing severance amounts is contingent upon Mr. Sculley’s executing a release agreement substantially in the form attached as an exhibit to the Sculley Employment Agreement, and such release becoming effective, and only so long as Mr. Sculley does not revoke or breach the provisions of the such release or the restrictive covenants set forth in Sections 4 and 5 of the Sculley Employment Agreement. Mr. Sculley shall also be entitled to: (i) payment for accrued and unused vacation; (ii) the immediate vesting of any non-vested equity-related instruments granted pursuant to Section 2.6 of the Sculley Employment Agreement; and (iii) any bonuses which have accrued but remain unpaid prior to the date of Mr. Sculley’s termination.

The Company has also agreed to amend any equity-related instruments granted to Mr. Sculley to permit the full exercise thereof following the termination of his employment without Cause, because of his Disability (as defined in the Sculley Employment Agreement) or death and to amend any equity-related instruments granted to him to permit the immediate full vesting and exercise thereof at any time after termination Mr. Sculley’s employment without Cause or because of his Disability or death, to the same extent as Mr. Sculley’s employment had not terminated. Mr. Sculley or his personal representative may accept either or both of such offers at any time before such equity-related instruments otherwise expire by giving written notice to the Company.

Offer Letter with Jeffrey P. Lucas

On September 14, 2015, the Company and Jeffrey P. Lucas entered into an offer letter. Mr. Lucas’s current base salary is $355,000 and he is eligible for an annual incentive bonus targeted at 20% of his base salary, In the event that Mr. Lucas’s employment is terminated by the Company for any reason other than for unsatisfactory performance or gross misconduct, he will receive severance equal to six months his salary at the time of termination.

Transactions with Related Persons

At no time during 2015 or 2016 has any executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serves as a trustee or in a similar capacity or has a substantial beneficial interest been indebted to the Company or been involved in any transaction in which the amount exceeded $120,000 and such person had a direct or indirect material interest.

On March 24, 2017, the Company entered into an unsecured debt financing arrangement (the “Line Letter Agreement”) with our largest stockholder Stillwater Trust LLC (“Stillwater”). Pursuant to the Line Letter Agreement, the Company may borrow up to $2 million for general working capital purposes and up to an additional $3 million should the Company’s primary lender not provide borrowing availability under its normal terms and conditions (the “Line”).

Advances against the Line are available for working capital needs of the Company and for general corporate purposes. The Company may only borrow up to $2,000,000 unless the Company is unable to borrow further amounts under its financing agreement with Rosenthal & Rosenthal. All loans under the Line Letter Agreement mature and become immediately repayable upon the date that is the earliest to occur of (i) June 30, 2020, (ii) the closing date of any issuance or related issuance of securities of the Company by the Company or any of its subsidiaries in which the

Company or such subsidiary receives gross proceeds of at least $5,000,000, and (iii) the occurrence of an Event of Default (as defined in the Line Letter Agreement). Loans under the Line Letter Agreement shall bear interest at 6.00% per annum, payable in kind. Upon the occurrence and during the continuance of an Event of Default, all loans under the Line Letter Agreement shall bear interest at a fixed rate of 11.00% per annum.

As additional consideration for the Line, the Company paid Stillwater a non-refundable origination fee of $50,000 and issued warrants to Stillwater Trust LLC to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $2.25 per share, the closing market price of the Company’s common stock on the date the arrangement was executed. As additional consideration for the Line, with respect to each loan made under the Line Letter Agreement, the Company shall pay Stillwater, 180 days after each loan is made (the “First Anniversary Date”), and then each 90 days thereafter (each a “Renewal Date” and together with the First Anniversary Date, an “Anniversary Date”) a non-refundable fee, equal to 2% of the principal balance of such loan outstanding on such Anniversary Date. As additional consideration for the Line, the Company shall pay to Stillwater a non-refundable fee in the amount of 2% of each loan. All of the Company’s obligations under the Line Letter Agreement are unsecured.

Procedures for Approval of Related Party Transactions

Our Board of Directors is charged with reviewing and approving all potential related party transactions. All such related party transactions must then be reported to the extent required under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of eMagin common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ACTIONS TO BE TAKEN AT THE MEETING

PROPOSAL NO. 1

PROPOSAL FOR ELECTION OF SEVEN DIRECTORS

At this year’s Annual Meeting, the Board of Directors proposes that the nominees listed below be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees are currently serving as directors. All nominees have consented to being named in this Proxy Statement and to serve if elected.

Assuming a quorum is present, the seven nominees receiving the highest number of affirmative votes of shares entitled to be voted for such persons will be elected as directors of the Company to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Information With Respect to Director Nominees

Listed below are the nominees for election to our Board with information showing the principal occupation or employment of the nominees for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominees’ business experience during the past five years. Such information has been furnished to the Company by the director nominees.

Name	Age	Position
Christopher Brody	48	Director
Paul Cronson	60	Director
Leslie G. Polgar	73	Director
Ellen Richstone	65	Director
Andrew G. Sculley	66	Director
Stephen M. Seay	70	Director
Jill J. Wittels	67	Director

Christopher Brody	Director since 2012

Since February of 2012, Mr. Brody has served as the President and Managing Director of Stillwater LLC and as the Vice President of Stillwater Trust LLC. Both Stillwater LLC and Stillwater Trust LLC are affiliates of Stillwater Holdings LLC, our largest stockholder, which originally nominated him in 2012. From 2008 to 2011, Mr. Brody was the Chief Investment Officer of BAWAG P.S.K. Bank Fur Arbeit und Wirtschaft Und Osterreichische Sparkasse Aktiengesellschaft, a large Austrian commercial bank, and as a member of the management committee of its stockholder, BAWAG Holdings GmbH. He served on the boards of both companies. From 2001 to 2008, he served as Managing Director of Cerberus Capital Management L.P., an alternate asset hedge fund. He previously served on the boards of Scottish Re Group LTD (NYSE traded), and numerous other boards of private companies in the portfolio of Cerberus Capital Management L.P. Mr. Brody holds a B.A. from Brandeis University. Mr. Brody’s U.S. and international business and financial knowledge and experience led to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Paul Cronson	Director since 2003

Paul Cronson has served as a director since July of 2003. Mr. Cronson is Managing Director of Larkspur Capital Corporation, which he co-founded in 1992. Larkspur is a broker dealer that is a member of FINRA and advises companies seeking private equity or debt. Mr. Cronson’s career in finance began in 1979 at Laidlaw, Adams, & Peck where he worked in asset management and corporate finance. From 1983 to 1985, Mr. Cronson worked with Samuel Montagu Co., Inc. in London, where he marketed Eurobond issuers and structured transactions. Subsequently from 1985 to 1987, he was employed by Chase Investment Bank Ltd., where he structured international debt securities and developed synthetic asset products using derivatives. Returning to the U.S., he joined Peter Sharp Co., where he managed a real estate portfolio, structured financings and assisted with capital market investments until 1992. Mr. Cronson received his B.A. from Columbia College in 1979, and his M.B.A. from Columbia College in 1982. He is on the board of the Evelyn Sharp Foundation in New York, a private foundation supporting various not-for-profit endeavors. Mr. Cronson’s business management and financial experience and knowledge led to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Leslie G. Polgar	Director since 2010

Dr. Leslie G. Polgar has served as a director since November of 2010. Dr. Polgar is an Adjunct Professor at St. Mary’s College of California (2008 – present), where he teaches Entrepreneurship in the Professional M.B.A. Program and Management of Innovation and Technology in the Executive M.B.A. Program. From 2005 to 2007, Dr. Polgar was chief executive officer and a member of the board of directors of Forth Dimension Displays Ltd. in Dalgety Bay, Scotland. From 2000 to 2003, Dr. Polgar was the founding president of Eastman Kodak’s Display Products Business Unit, where he led the successful commercialization of the world’s first full color, direct-view organic light emitting diode display (OLED). Dr. Polgar’s board experience includes: Shotgun Players Theater Company (not-for-profit, US) and for-profits Interschola (US), Forth Dimension Displays (UK), SK Display (Japan), Bertram Labs/Chemetall GmbH (US-Germany), and Chemical Suppliers Inc. (US). Dr. Polgar earned an M.B.A. (U. of Connecticut), a Ph.D. and M.S. in physics (Carnegie Mellon University) and a B.S. in physics/math (U. of Michigan). Dr. Polgar’s scientific and technical knowledge and his experience in the industry led to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Ellen Richstone	Director since 2014

Ellen Richstone began service as a director in July 2014. Ms. Richstone served as the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, an S&P 500 company. Ms. Richstone currently serves on, and was designated a financial expert by, the board of directors of BioAmber Inc., a publicly traded industrial biotechnology company producing sustainable chemicals, and Superior Industries. She also sits on the board of the National Association of Corporate Directors (NACD) in New England, as well as other non-profit organizations. In April 2013, Ms. Richstone was given the first annual Distinguished Director Award from the Corporate Directors Group. Ms. Richstone graduated from Scripps College in Claremont, California and holds graduate degrees from the Fletcher School of Law and Diplomacy at Tufts University. Ms. Richstone also completed the Advanced Professional Certificate in Finance at New York University’s Graduate School of Business Administration and attended the Executive Development program at Cornell University’s Business School. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors. Ms. Richstone’s broad industry experience in technology and corporate governance expertise led to the conclusion that she should serve on the Board of Directors, given the Company’s business and structure.

Andrew G. Sculley	Director since 2009

Andrew G. Sculley became the Company’s Chief Executive Officer and President on June 1, 2008 and was appointed to the Board of Directors on November 2, 2009. Mr. Sculley served as the General Manager of Kodak’s OLED systems Business Unit and Vice President of Kodak’s Display Business from 2004 to 2008. From 2003 to 2006, he served on the Board of Directors of SK Display, a joint venture between Sanyo and Kodak. From 1996 to 2001 Mr. Sculley served as the Manager of Operations, CFO and member of the Board of Directors of Kodak Japan Ltd., where he managed Distribution, Information Technologies, Legal, Purchasing and Finance. Previously, he held positions in strategic planning and finance in Eastman Kodak Company. Mr. Sculley holds an M.B.A. from Carnegie-Mellon University and an M.S. in physics from Cornell University. He attended Harvard University’s International Senior Management Program while an executive at Kodak. Mr. Sculley’s experience as the Company’s Chief Executive Officer and technical and business management experience at Kodak’s Display Business, SK Display and Kodak Japan Ltd., led to the conclusion that Mr. Sculley should serve on the Board of Directors, given the Company’s business and structure.

Stephen M. Seay	Director since 2006

Brigadier General Stephen M. Seay, U.S. Army (Ret.) began service as a director in January 2006. In March 2016, Brig. General Seay became Director, Leadership and Career Development Strategies, at the University of Central Florida Department of Athletics. His responsibilities include mentoring, coaching and advising students and student-athletes in career development opportunities in academia, government and industry, and toward successful employment upon graduation. He founded Seay Business Solutions, LLC, a Florida veteran-owned small business, in 2006, specializing in providing assistance to entrepreneurs and small businesses focused on working in defense. Retired Brig. General Seay provides expertise in high technology operational and integrated modeling, simulation, training and education, mission command, cyber operations, strategic planning, resource management/allocation/analysis, operations research and system life cycle planning, programming, execution, sustainment and life cycle system design. He held a wide variety of command and staff positions during his over thirty-three year Army career, culminating as the Commanding General, Joint Contracting Command-Iraq/Head of Contracting Authority, Operation Iraqi Freedom (2004-2005) and Program Executive Officer, Simulation, Training and Instrumentation (PEO STRI) from 2000-2005. He performs corporate and independent director responsibilities as a member of strategy, audit, compensation, finance, governance and executive committees. Brig. General Seay is the senior mentor/advisor for Talon Simulations, LLC, an entrepreneurial Florida small business, University of Central Florida graduate degree program and National Science Foundation grant awardee, focused on aviation simulation for training, and gaming, simulation focused on smaller aviation schools and instructional facilities. Additionally, in 2016, Brig. General Seay was selected to join the Proxy Board of Quantum 3D, Government Systems, Milpitas, CA. He serves on the Board of Directors and as Secretary, formerly Treasurer, Kid’s House of Seminole County, Florida (children’s advocacy), Orlando Science Center, Orlando, Florida (STEM) Director and on its Finance Committee, and is Secretary, National Modeling and Simulation Coalition (Industry professional). Brig. General Seay received his B.S. from the University of New Hampshire, where he was a three-sport student-athlete, and an M.S. from North Carolina State University. He taught Chemistry and coached lacrosse at the United States Naval Academy. Brig. General Seay is a recognized expert in operational training systems and programs. His Army operational experience and understanding of high technology devices, optics and digital displays, his business knowledge and experience in transitioning emerging technology into practical applications led to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Jill J. Wittels	Director since 2011

Dr. Wittels has served as a director and Chair of the Board since August, 2011. She served on the Board of Directors previously from 2003 to 2006. Dr. Wittels is currently the principal in Sostenuto Strategic Advisors, in which capacity she consults on business strategy and serves as a strategy advisor. She served on the Board of the Fermi National Accelerator Laboratory, a laboratory of the U.S. Department of Energy Office of High Energy Physics from 2013 to 2014 and also from June 1995 through June 2011. From 2001 until July 2011, Dr. Wittels was Corporate Vice President, Business and Technology Strategy of L-3 Communications. Her responsibilities at L-3 included strategies for growth, oversight of R&D, diligence support for M&A, and cross-company business development coordination. From 1979 to 2001, she held a variety of positions with BAE Systems including Vice President and General Manager, Acting President and Vice President of Engineering. She served on the board of Innovative Micro Technology, Inc. from 2002 through July 2011 and on the board of Millivision, Inc. from 2002 to 2006. Dr. Wittels holds a B.S. and a Ph.D. in Physics, both from the Massachusetts Institute of Technology. Dr. Wittels’ business management experience, her scientific knowledge, her knowledge of the Company, and her experience in developing strategy and strategic alliances led to the conclusion that she should serve on the Board of Directors, given the Company’s business and structure.

Required Vote

The election of the directors of the Company requires the affirmative vote of a plurality of the shares of the Company’s common stock and Series B Preferred Stock (on an as converted basis with the Common stock) present in person or represented by Proxy at the Annual Meeting, which will be the nominees receiving the largest number of votes, which may or may not constitute a majority.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 1:

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL
THE NOMINEES DESCRIBED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

RSM US LLP (“RSM”), our independent auditors, audited our financial statements for the 2016 fiscal year. The Audit Committee selected RSM as the independent auditors of the Company for the fiscal year ending December 31, 2017. Representatives of RSM are not expected to attend the 2017 Annual Meeting of Stockholders. RSM was first engaged by us on June 15, 2011.

During the years ended December 31, 2016 and 2015, neither the Company nor anyone acting on its behalf consulted with RSM regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K, nor did RSM receive any fees for any services during that time period.

Audit Fees

RSM served as eMagin’s independent auditors for the years ended December 31, 2016 and 2015. For the years ended December 31, 2016 and 2015, the fees for audit services associated with the annual audit and review of the Company’s quarterly reports on Form 10-Q totaled approximately $194,000 and $171,000, respectively.

Tax Fees

No fees were billed for the years ended December 31, 2016 and 2015 for professional services rendered by RSM for tax compliance, tax advice, and tax planning.

All Other Fees

For the years ended December 31, 2016 and 2015, fees related to audit services related to the Company’s statutory and regulatory filings totaled approximately $21,003 and $71,511, respectively, from RSM.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services performed by the Company’s auditor and the fees to be paid in connection with such services in order to assure that the provision of such services does not impair the auditor’s independence.

Required Vote

The ratification of the appointment of the Company’s independent auditors requires the receipt of the affirmative vote of a majority of the shares of the Company’s common stock and Series B Preferred Stock (on an as converted basis with the Common stock) present in person or by proxy and voting at the Annual Meeting.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 2:

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2017.

PROPOSAL NO. 3

APPROVAL OF EMAGIN CORPORATION 2017 STOCK OPTION AND INCENTIVE PLAN

Proposal

The Board of Directors believes that stock options and other stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board of Directors believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On April 10, 2017, the Board of Directors adopted, subject to stockholder approval, the eMagin Corporation 2017 Stock Option and Incentive Plan (the “2017 Plan”). The 2017 Plan is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Board of Directors and/or the Compensation Committee. A copy of the 2017 Plan is attached as Exhibit A to this proxy statement and is incorporated herein by reference.

As of March 31, 2017, there were stock options to acquire 5,044,631 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $2.97 and a weighted average remaining term of four years. Other than the foregoing, no awards under our equity compensation plans were outstanding as of March 31, 2017.

Shareholder approval of the 2017 Plan under this Proposal 3 will also serve to approve the performance measures set forth in the 2017 Plan, as further described below under the section entitled “Qualified Performance-Based Compensation under Code Section 162(m).”

Summary of Material Features of the 2017 Plan

The material features of the 2017 Plan are:

•         The maximum number of shares of common stock to be issued under the 2017 Plan is 2,000,000;

•         The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, dividend equivalent rights and cash-based awards is permitted;

•         Shares tendered or held back for taxes will not be added back to the reserved pool under the 2017 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market will not be added to the reserved pool under the 2017 Plan;

•         Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;

•         The value of all awards awarded under the 2017 Plan and all other cash compensation paid by the us to any non-employee director in any calendar year may not exceed $600,000;

•         Any material amendment to the 2017 Plan is subject to approval by our stockholders; and

•         The term of the 2017 Plan will expire on May 25, 2027.

Based solely on the closing price of our common stock as reported by the New York Stock Market on March 31, 2017 and the maximum number of shares that would have been available for awards as of such date under the 2017 Plan, the maximum aggregate market value of the common stock that could potentially be issued under the 2017

Plan is $4,700,000. The shares of common stock underlying any awards that are forfeited, canceled or otherwise terminated, other than by exercise, under the 2017 Plan will be added back to the shares of common stock available for issuance under the 2017 Plan. Shares tendered or held back upon exercise of a stock option or settlement of an award under the 2017 Plan to cover the exercise price or tax withholding and (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2017 Plan. In addition, shares of common stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the 2017 Plan.

Qualified Performance-Based Compensation under Code Section 162(m)

To ensure that certain awards granted under the 2017 Plan to a “Covered Employee” (as defined in the Code) qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the 2017 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) total shareholder return; (2) earnings before interest, taxes, depreciation and amortization; (3) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (4) changes in the market price of the common stock; (5) economic value-added; (6) funds from operations or similar measure; (7) sales or revenue; (8) acquisitions or strategic transactions; (9) operating income (loss); (10) cash flow (including, but not limited to, operating cash flow and free cash flow); (11) return on capital, assets, equity, or investment; (12) return on sales; (13) gross or net profit levels; (14) productivity; (15) expense; (16) margins; (17) operating efficiency; (18) customer satisfaction; (19) working capital; (20) earnings (loss) per share of common stock; (21) sales or market shares; (22) number of customers; (23) production and (24) personnel goals, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 1,000,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 1,000,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $3,000,000 for any performance cycle.

Rationale for Share Increase

The 2017 Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate (as defined below), total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.

Burn rate

The following table sets forth information regarding historical awards granted and earned for the 2014 through 2016 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years:

Share Element	2016	2015	2014
Stock Options Granted	1,435,097	455,710	404,113
Total Awards Granted	1,435,097	455,710	404,113
Weighted average common shares outstanding during the fiscal year	30,172,927	25,296,040	24,376,259
Annual Burn Rate	4.8%	1.8%	1.7%
Three-Year Average Burn Rate (1)		2.9%

____________

(1)         As illustrated in the table above, our three-year average burn rate for the 2014-2016 period was 2.9%, which is below the ISS industry category burn rate threshold of 6.08%.

Our Compensation Committee determined the size of the reserved pool under the 2017 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by our stockholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next three years.

Summary of the 2017 Plan

The following description of certain features of the 2017 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2017 Plan, which is attached hereto as Exhibit A.

Administration. The 2017 Plan will be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2017 Plan. The Compensation Committee may delegate to our Chief Executive Officer the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the 2017 Plan, subject to the discretion of the administrator. As of March 31, 2017, approximately 105 individuals would have been eligible to participate in the 2017 Plan had it been effective on such date, which includes five executive officers, 89 employees who are not executive officers, six non-employee directors and five consultants. There are certain limits on the number of awards that may be granted under the 2017 Plan. For example, no more than 1,000,000 shares of common stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one calendar year period. The maximum performance-based award payable to any grantee in a performance cycle is 1,000,000 shares of common stock or $3,000,000 for cash-based awards. These limits are intended to comply with Section 162(m) of the Code. In addition, no more than 2,000,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit. The 2017 Plan provides that the value of all awards awarded under the 2017 Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year shall not exceed $600,000.

Stock Options. The 2017 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2017 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of common stock on the New York Stock Exchange on the date immediately preceding the grant date. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the 2017 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards with vesting tied to the attainment of performance criteria shall not be paid unless and until such performance conditions are attained).

Restricted Stock Units. The Compensation Committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of common stock which are free from any restrictions under the 2017 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Performance Share Awards. The Compensation Committee may grant performance share awards to any participant, which entitle the recipient to receive shares of common stock upon the achievement of certain performance goals and such other conditions as the Compensation Committee shall determine.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the 2017 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions. The 2017 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2017 Plan, except as otherwise provided by the Compensation Committee in the award agreement, all awards with time-based conditions will become vested and exercisable upon the sale event, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation Committee’s discretion or to the extent specified in the relevant award agreement. In addition, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights. The Compensation Committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2017 Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2017 Plan, to certain limits in the 2017 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2017 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the minimum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to exercise or vesting.

Amendments and Termination. The Board may at any time amend or discontinue the 2017 Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the New York Stock Exchange, any amendments that materially change the terms of the 2017 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2017 Plan qualifies as performance-based compensation under Section 162(m) of the Code.

Effective Date of Plan. The 2017 Plan was approved by our board of directors on April 10, 2017. Awards of incentive options may be granted under the 2017 Plan until April 10, 2027. No other awards may be granted under the 2017 Plan after the date that is ten years from the date of stockholder approval.

New Plan Benefits

Because the grant of awards under the 2017 Plan is within the discretion of the Compensation Committee, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2017 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2017 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2016: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options			Stock Awards
Name and Position	Average Exercise Price ($)		Number of Awards (#)	Dollar Value ($)(1)	Number of Awards (#)
Andrew G. Sculley, President and Chief Executive	2.66		150,000	—	—
Amalkumar Ghosh, Senior Vice President, Research and Development	2.66		100,000	—	—
Jeffrey P. Lucas, Chief Financial Officer and Chief Accounting Officer	2.66		100,000	—	—
All current executive officers, as a group	2.67	(2)	500,000	—	—
All current directors who are not executive officers, as a group	1.96	(2)	452,097	—	—
All current employees who are not executive officers, as a group	2.49	(2)	457,024	—	—

____________

(1)      The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 10 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2016.

(2)      Represents the weighted-average exercise price for the group.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2017 Plan. It does not describe all federal tax consequences under the 2017 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with an award under the 2017 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for certain awards under the 2017 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table (other than the Principal Financial Officer) receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2017 Plan is structured to allow certain awards to qualify as performance-based compensation.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our Amended and Restated 2003 Stock Option Plan (the “2003 Plan”), our 2008 Incentive Stock Plan (the “2008 Plan”), our 2011 Incentive Stock Plan (the “2011 Plan”) and our 2013 Incentive Stock Plan (the “2013 Plan”).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders:	4,930,741	(1)	$3.01	108,428
Equity compensation plans not approved by security holders:	125,000		$2.45	1,875,000
Total	5,055,741		$2.45	1,983,428

____________

(1)      Includes 4,930,741 shares of common stock issuable upon the exercise of outstanding options.

Required Vote

The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the 2017 Plan.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE APPROVAL OF THE EMAGIN CORPORATION 2017
STOCK OPTION AND INCENTIVE PLAN

PROPOSAL NO. 4

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the Company’s stockholders to have the opportunity to cast a non-binding, advisory vote to approve of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named above in the Summary Compensation Table (the “named executive officers”). The Company has disclosed the compensation of the named executive officers pursuant to rules adopted by the SEC.

Please read the “Compensation Discussion and Analysis” beginning on page 14 for additional details about our executive compensation program, including information about the fiscal year 2016 compensation of our named executive officers. We believe that our compensation policies for the named executive officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of the Company’s stockholders. This advisory stockholder vote, commonly referred to as a “say-on-pay vote,” gives you as a stockholder the opportunity to vote for or against approveal of the compensation of the named executive officers that is disclosed in this Proxy Statement by voting on following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s 2016 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it is not binding on either the Board of Directors or the Company. Although non-binding, the Board of Directors and the Compensation Committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.

Required Vote

Adoption of the resolution requires the receipt of the affirmative vote of a majority of the shares of the Company’s common stock and Series B Preferred Stock (on an as converted basis with the common stock) present in person or by proxy and voting at the Annual Meeting.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 4:

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE
THE COMPENSATION DISCLOSED IN THIS PROXY STATEMENT OF THE
COMPANY’S EXECUTIVE OFFICERS.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the shares represented thereby in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Annual Reports on Form 10-K

Additional copies of eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 may be obtained without charge by writing to the Chief Financial Officer, eMagin Corporation, 2070 Route 52, Hopewell Junction, NY 12533. eMagin’s Annual Report on Form 10-K can also be found on eMagin’s website: www.eMagin.com.

Stockholders Proposals for the 2018 Annual Meeting.

Stockholder proposals intended to be presented at the Company’s 2018 annual meeting must be received by the Company no later than December 26, 2017 (pursuant to Rule 14a-8 of the Exchange Act, 120 days before the anniversary of the prior year’s mailing date) to be eligible for inclusion in the Company’s proxy statement and form of proxy for next year’s meeting. Proposals should be addressed to eMagin Corporation, Attn. Chief Financial Officer, 2070 Route 52, Hopewell Junction, NY 12533.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the 2018 annual meeting, the federal securities laws require stockholders to give advance notice of such proposals. The required notice must (pursuant to Rule 14a-4 of the Exchange Act) be given no less than 45 days in advance of the one year anniversary date of the date on which the Company first sent its proxy materials for the immediately preceding annual meeting. Accordingly, with respect to the Company’s 2018 annual meeting of stockholders, notice must be provided to eMagin Corporation, Attn. Chief Financial Officer, 2070 Route 52, Hopewell Junction, NY 12533 no later than March 11, 2018. If a stockholder fails to provide timely notice of a proposal to be presented at the 2018 annual meeting, the chair of the meeting will declare it out of order and disregard any such matter.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Company. The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of the Notice, the Proxy Statement, the Proxy card and establishment of the Internet site hosting the proxy material. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors,

/s/ Jill J. Wittels
Jill J. Wittels
Chair of the Board of Directors

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ☐ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

eMAGIN CORPORATION

As a shareholder of eMagin Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 24, 2017.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

☐ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ☐

PROXY	Please mark your votes like this	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS, “FOR” PROPOSALS 2, 3 AND 4.

1.	Election of Directors			3. To approve the Company’s 2017 Stock option and Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	NOMINEES: (01) Christopher Brody	FOR ☐	WITHHOLD ☐
	(2) Paul Cronson	FOR ☐	WITHHOLD ☐
	(3) Leslie G. Polgar	FOR ☐	WITHHOLD ☐	4 To recommend, by non-binding vote, the approval of the compensation disclosed in the Proxy Statement of the Company’s executive officers, who are named in the Summary Compensation Table.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	(4) Ellen Richstone	FOR ☐	WITHHOLD ☐
	(5) Andrew G. Sculley	FOR ☐	WITHHOLD ☐
	(6) Stephen Seay	FOR ☐	WITHHOLD ☐
	(7) Jill J. Wittels	FOR ☐	WITHHOLD ☐

2.	Proposal to ratify the appointment of RSM US LLP as the Company’s independent auditors for the fiscal year ending December 31, 2017.	FOR ☐	AGAINST ☐	ABSTAIN ☐	I plan on attending the meeting ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature, if held jointly	Date	, 2017.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 25, 2017

The proxy statement and our 2016 Annual Report on Form 10-K to Stockholders are available at http://www.cstproxy.com/emagin/2017

☐ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ☐

PROXY

eMAGIN CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD ON MAY 25, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Andrew G. Sculley and Jeffrey P. Lucas or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with the power to appoint his or her substitute, to represent and to vote all the shares of the common stock or Series B Convertible Preferred Stock of eMagin Corporation (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eight Avenue, New York, New York 10018 on Thursday, May 25, 2017, at 9:00 a.m., Eastern Time, and any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the Proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the named nominees as directors, FOR Proposals 2, 3 and 4.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(IMPORTANT — This Proxy must be signed and dated on the reverse side.)